Exhibit 99.1
NEWS RELEASE

For Immediate Release	Contact: Frank Romejko
(925) 328-4650 x 4614	Corporate Controller
Giga-tronics Announces Next Phase
of Company Reorganization Plan
     SAN RAMON, Calif.— (BUSINESS WIRE) — January 17, 2007—Giga-tronics Incorporated (Nasdaq:GIGA) announced Monday that it has entered the next phase of a company restructuring effort begun in February of 2006, when the sales and marketing functions of its three divisions were centralized.
     After carefully examining its engineering and manufacturing activities, Giga-tronics’ management has decided to integrate the ASCOR and Instrument Division operations together at the San Ramon, California, facility, along with the new product development work currently underway at the Microsource subsidiary in Santa Rosa, California. Microsource, Incorporated will remain strictly a manufacturing operation.
     John R. Regazzi, President and Chief Executive Officer, said, “The reorganization will produce a stronger company and free up capital to speed up new product development and expand our sales and marketing activities”. Mr. Regazzi added, “This change will improve our focus and represents a major step for the Company that is consistent with our strategic plan”.
     This phase of the restructuring is expected to be completed by the end of the Company’s fiscal year in March of 2007.
     Giga-tronics produces instruments, subsystems and sophisticated microwave components that have broad applications in both defense electronics and wireless telecommunications.
     Headquartered in San Ramon, California, Giga-tronics Incorporated is a publicly held company, traded over the counter on NASDAQ Capital Market under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, working capital, new product development and marketing activities. Actual results may differ significantly due to risks and uncertainties, such as the effectiveness of the Company’s reorganization plans and whether sufficient capital is made available from the reorganization. Other factors may also affect future results. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 25, 2006 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.